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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported) January 15, 1997

                           -------------------------


                           HOST MARRIOTT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
               (State or Other Jurisdiction of Incorporation)

       1-5664                                       53-0085950
(Commission File Number)               (I.R.S. Employer Identification Number)


                 10400 Fernwood Road, Bethesda, Maryland 20817
              (Address of Principal Executive Offices) (Zip Code)

                          ----------------------------

       Registrant's Telephone Number, Including Area Code (301) 380-9000
         (Former Name or Former Address, if changed since last report.)

================================================================================

                                    FORM 8-K

Item 5.  Other Events

On January 15, 1997, Host Marriott Corporation (the "Company") successfully completed its tender offer for limited partnership units in Marriott Hotel Properties Limited Partnership ("MHP"), an affiliated partnership of the Company in which the Company previously owned a 1% general partner interest. MHP owns the 1,503-room Marriott Orlando World Center and a 50.5% limited partner interest in the 624-room Marriott Harbor Beach Resort in Fort Lauderdale, Florida. The Company purchased 464.25 units for an aggregate consideration of $37,140,000 or $80,000 per unit. As a result of this transaction, a wholly-owned subsidiary of Host Marriott became the majority limited partner in MHP and the Company consolidated the MHP partnership in the first quarter of 1997. A copy of the news release is attached as an exhibit to this current report.

Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of MHP:
                                                                            Page
                                                                            ----
          Report of Independent Public Accountants                            3

          Consolidated Statements of Operations for the three years in the    4
               period ended December 31, 1996
          Consolidated Balance Sheets as of December 31, 1996 and 1995        5
          Statements of Changes in Partners' Capital (Deficit) for the        6
               three years in the period ended December 31, 1996
          Consolidated Statements of Cash Flows for the three years           7
               in the period ended December 31, 1996
          Notes to Consolidated Financial Statements                          8
          Condensed Consolidated Statements of Operations for the            17
               twelve weeks ended March 28, 1997 and March 22, 1996
               (unaudited)
          Condensed Consolidated Balance Sheets as of March 28, 1997         18
               and December 31, 1996 (unaudited)
          Condensed Consolidated Statements of Cash Flows for the            19
               twelve weeks ended March 28, 1997 and March 22, 1996
               (unaudited)
          Notes to Condensed Consolidated Financial Statements               20
               (unaudited)
     (b) Pro Forma financial information of the Company reflecting the acquisition of MHP as of and for the twelve weeks ended March 28,
         1997 and for the year ended January 3, 1997 (unaudited):
                                                                            Page
                                                                            ----
         Pro Forma Condensed Consolidated Financial Data                     22
         Pro Forma Condensed Consolidated Statements of Operations
           for the twelve weeks ended March 28, 1997 and for the
           year ended January 3, 1997                                        23
         Notes to Pro Forma Condensed Consolidated Financial Data            25

     (c) Exhibits:

         (99.1)  News Release dated January 15, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HOST MARRIOTT CORPORATION

                                   By:  /s/ Donald D. Olinger
                                        --------------------------------
                                        Donald D. Olinger
                                        Senior Vice President and
                                        Corporate Controller

 Date: May 16, 1997

Report of Independent Public Accountants


TO THE PARTNERS OF MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Marriott Hotel Properties Limited Partnership (a Delaware limited partnership) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and schedule referred to below are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the 1995 and 1994 financial statements of Lauderdale Beach Association, which statements reflect total assets and total revenues of 25 percent and 29 percent in 1995, respectively, and 29% of total revenues in 1994, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties Limited Partnership and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of Item 14(a)(2) is presented for purpose of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                               ARTHUR ANDERSEN LLP

Washington, D.C.
March 14, 1997

         Marriott Hotel Properties Limited Partnership and Subsidiaries
                      Consolidated Statements of Operations
              For the Years Ended December 31, 1996, 1995 and 1994
                    (in thousands, except per Unit amounts)

                                                                                           1996         1995         1994
                                                                                        ---------    ---------    ---------
REVENUES
   Hotel (Note 3)...................................................................... $  50,523    $  47,251    $  41,201
   Rental income.......................................................................    21,311       19,747       17,273
   Interest and other..................................................................       919          679        1,285
                                                                                        ---------     ---------    ---------
                                                                                           72,753       67,677       59,759
                                                                                        ---------     ---------    ---------

OPERATING COSTS AND EXPENSES
   Interest (including interest paid to related parties of $0.7 million, $1.0 million
     and $1.0 million in 1996, 1995 and 1994, respectively)............................    22,007       21,864       22,128
   Depreciation and amortization.......................................................     9,693       11,739       12,327
   Incentive management fees (paid to related parties).................................     7,518        7,047        6,073
   Base management fees (paid to related parties)......................................     3,609        3,431        3,104
   Property taxes......................................................................     3,059        3,104        3,230
   Ground rent, insurance and other....................................................     5,770        5,624        5,063
                                                                                        ----------    ---------    ---------

                                                                                           51,656       52,809       51,925
                                                                                        ----------    ---------    ---------

INCOME BEFORE MINORITY INTEREST........................................................    21,097       14,868        7,834

MINORITY INTEREST IN INCOME............................................................    (2,648)      (1,718)        (523)
                                                                                        ---------    ---------    ---------

NET INCOME ............................................................................ $  18,449    $  13,150    $   7,311
                                                                                        =========    =========    =========

ALLOCATION OF NET INCOME
   General Partner..................................................................... $     184    $     132    $      73
   Limited Partners....................................................................    18,265       13,018        7,238
                                                                                        ---------    ---------    ---------

                                                                                        $  18,449    $  13,150    $   7,311
                                                                                        =========    =========    =========

NET INCOME PER LIMITED PARTNER UNIT (1,000 Units).......................................$  18,265    $  13,018    $   7,238
                                                                                        =========    =========    =========



    The accompanying notes are an integral part of these financial statements.

         Marriott Hotel Properties Limited Partnership and Subsidiaries
                           Consolidated Balance Sheets
                           December 31, 1996 and 1995
                                 (in thousands)

                                                                                                    1996            1995
                                                                                                 -----------    -----------
ASSETS
  Property and equipment, net ...................................................................$   222,491    $   222,458
  Minority interest..............................................................................     10,641         11,185
  Due from Marriott International, Inc. and its affiliates.......................................      9,114          7,136
  Property improvement funds.....................................................................      3,542          4,363
  Deferred financing costs, net..................................................................      1,787          2,266
  Prepaid ground rent ...........................................................................        259            259
  Cash and cash equivalents......................................................................      1,607          3,550
                                                                                                 -----------    -----------

                                                                                                 $   249,441    $   251,217
                                                                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
  Mortgage debt..................................................................................$   230,959    $   239,860
  Note payable and amounts due to Marriott International, Inc....................................      4,106          6,052
  Note payable and amounts due to Host Marriott Corporation......................................      2,405          6,484
  Accounts payable and accrued interest..........................................................        802          1,087
                                                                                                 -----------    -----------

     Total Liabilities...........................................................................    238,272        253,483
                                                                                                 -----------    -----------

  PARTNERS' CAPITAL (DEFICIT)
     General Partner
        Capital contribution.....................................................................      1,010          1,010
        Capital distributions....................................................................       (512)          (462)
        Cumulative net losses....................................................................       (277)          (461)
                                                                                                 -----------     ----------

                                                                                                         221             87
                                                                                                 -----------     ----------
     Limited Partners
        Capital contributions, net of offering costs of $10,978..................................     89,022         89,022
        Investor notes receivable................................................................        (47)           (47)
        Capital distributions....................................................................    (50,618)       (45,654)
        Cumulative net losses....................................................................    (27,409)       (45,674)
                                                                                                 -----------    -----------

                                                                                                      10,948         (2,353)
                                                                                                 -----------    -----------

        Total Partners' Capital (Deficit)........................................................     11,169         (2,266)
                                                                                                 -----------    -----------

                                                                                                 $   249,441    $   251,217
                                                                                                 ===========    ===========

   The accompanying notes are an integral part of these financial statements.

         Marriott Hotel Properties Limited Partnership and Subsidiaries
                       Statements of Changes in Partners'
                               Capital (Deficit)
              For the Years Ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                                                                    General        Limited
                                                                                    Partner        Partners        Total
                                                                                  -----------    -----------    -----------
Balance, December 31, 1993........................................................$       (97)   $   (20,525)   $   (20,622)

   Net income.....................................................................         73          7,238          7,311
                                                                                  -----------    -----------    -----------

Balance, December 31, 1994........................................................        (24)       (13,287)   $   (13,311)

   Net income.....................................................................        132         13,018         13,150

   Capital distributions..........................................................        (21)        (2,084)        (2,105)
                                                                                  -----------    -----------    -----------

Balance, December 31, 1995........................................................         87         (2,353)        (2,266)

   Net income.....................................................................        184         18,265         18,449

   Capital distributions..........................................................        (50)        (4,964)        (5,014)
                                                                                  -----------    -----------    -----------

Balance, December 31, 1996........................................................$       221    $    10,948    $    11,169
                                                                                  ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

         Marriott Hotel Properties Limited Partnership and Subsidiaries
                      Consolidated Statements of Cash Flows
              For the Years Ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                                                                           1996         1995         1994
                                                                                        ---------    ---------    ---------

OPERATING ACTIVITIES
   Net income ..........................................................................$  18,449    $  13,150    $   7,311
   Noncash items:
     Depreciation and amortization......................................................    9,693       11,739       12,327
     Minority interest in income........................................................    2,648        1,718          523
     Amortization of deferred financing costs as interest...............................      519        1,041        1,659
     Loss (gain) on disposal of property and equipment..................................        6           48         (948)
     Deferred portion of incentive management fees......................................       --           --        1,608
     Interest roll-up on note payable to Marriott International, Inc....................       --           --           64
   Changes in operating accounts:
     Due to/from Marriott International, Inc............................................   (1,964)        (360)        (931)
     Payment of deferred incentive management fees......................................   (1,474)      (1,972)          --
     Accounts payable and accrued interest..............................................     (292)         325         (703)
     Due to Host Marriott Corporation...................................................       47           62           (3)
     Prepaid ground rent and other receivables..........................................       --            4          (23)
                                                                                        ---------    ---------    ---------

        Cash provided by operations.....................................................   27,632       25,755       20,884
                                                                                        ---------    ---------    ---------

INVESTING ACTIVITIES
   Additions to property and equipment..................................................   (9,732)      (6,123)      (6,822)
   Changes in property improvement funds................................................      821       (1,748)      (1,579)
   Withdrawal from (deposits to) capital reserve escrow.................................       --          949         (949)
   Proceeds from sale of land...........................................................       --           --        1,109
                                                                                        ---------    ---------    ---------

        Cash used in investing activities...............................................   (8,911)      (6,922)      (8,241)
                                                                                        ---------    ---------    ---------

FINANCING ACTIVITIES
   Repayments of mortgage debt and capital lease obligations............................   (8,901)      (8,970)      (9,842)
   Capital distributions to partners....................................................   (5,007)      (2,105)          --
   Repayments to Host Marriott Corporation..............................................   (4,126)      (2,727)      (4,489)
   Capital distributions to minority interest...........................................   (2,104)      (1,485)        (495)
   (Repayments of) proceeds from note payable to Marriott International, Inc............     (486)        (485)       2,800
   Financing costs .....................................................................      (40)      (2,254)        (309)
   Proceeds from loan escrow account....................................................       --           --          340
   Capital contributions from minority interest.........................................       --           --           39
                                                                                        ---------    ---------    ---------

        Cash used in financing activities...............................................  (20,664)     (18,026)     (11,956)
                                                                                        ---------    ---------    ---------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........................................$  (1,943)   $     807    $     687

CASH AND CASH EQUIVALENTS at beginning of year..........................................    3,550        2,743        2,056
                                                                                        ---------    ---------    ---------

CASH AND CASH EQUIVALENTS at end of year................................................$   1,607    $   3,550    $   2,743
                                                                                        =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for mortgage and other interest..........................................$  21,390    $  20,893    $  21,122
                                                                                        =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

         Marriott Hotel Properties Limited Partnership and Subsidiaries
                   Notes to Consolidated Financial Statements
                           December 31, 1996 and 1995

NOTE 1.         THE PARTNERSHIP

Description of the Partnership

Marriott Hotel Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on August 22, 1984, to acquire, construct, own and operate the 1,503-room Marriott Orlando World Center Hotel (the "Orlando Hotel"). The Orlando Hotel is managed as part of the Marriott Hotels, Resorts and Suites full-service hotel system by Marriott International, Inc. (the "Manager" and "MII").

Between November 1, 1985 and November 27, 1985 (the "Closing Date"), 1,000 limited partnership interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The limited partners paid $10,000,000 in cash on the Closing Date with the remainder due in five annual installments through May 15, 1990. The limited partners' obligations to make the installment payments were evidenced by promissory notes totaling $45,350,000 payable to the Partnership and secured by the Units. The general partner is Hotel Properties Management, Inc. (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation, with a 1% general partnership interest. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation.

On the Closing Date, the Partnership  purchased from affiliates of Host Marriott
(i) a 99% limited partnership interest in the Warner Center Marriott Hotel Limited Partnership (the "Warner Center Partnership"), which owned the 473-room Warner Center Marriott Hotel (the "Warner Center Hotel") in Los Angeles, California and (ii) a 49% general partnership interest in, and a loan receivable of $3,680,000 from, Lauderdale Beach Association (the "Harbor Beach Partnership"), a general partnership that owns Marriott's 624-room Harbor Beach Resort (the "Harbor Beach Hotel") in Ft. Lauderdale, Florida. As a result of certain transactions, the Partnership now owns a 50.5% interest in the Harbor Beach Partnership. The Harbor Beach Hotel is leased to Marriott Hotel Services, Inc. (the "Operating Tenant"), a wholly-owned subsidiary of MII. On November 17, 1993, the lender foreclosed on the Warner Center Hotel. The foreclosure was followed by the dissolution of the Warner Center Partnership.

On January 14, 1997, a wholly-owned subsidiary of Host Marriott completed a tender offer for 464 limited partnership units in the Partnership (see Note 10).

Partnership Allocations and Distributions

The Partnership generally allocates net profits and losses, cash available for distribution and tax credits as follows: (i) first, 1% to the General Partner and 99% to the limited partners until cumulative distributions of sale and refinancing proceeds ("Capital Receipts") equal to 50% of capital contributions have been distributed; (ii) next, 15% to the General Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to all capital contributions have been distributed; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

Capital  Receipts not retained by the Partnership  will generally be distributed
(i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively the "Partners") have received cumulative distributions of Capital Receipts equal to their capital contributions; and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

Gains are generally allocated (i) first, to Partners with negative capital accounts, (ii) next, in amounts necessary to bring each Partner's capital account balance equal to their invested capital, defined as the excess of paid-in capital contributions over cumulative distributions of Capital Receipts, and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

Upon the sale of substantially all of the assets, gains and sales proceeds will be distributed based on a specific allocation, as stated in the partnership agreement, in order to provide the limited partners (if proceeds are sufficient) a 15% cumulative return, as defined, to the extent not previously received from cash distributions.

For financial reporting purposes, net losses of the Partnership are allocated 1% to the General Partner and 99% to the limited partners.

The Harbor Beach Partnership generally allocates profits and losses, cash distributions, gains and losses, and Capital Receipts in the ratio of ownership interests.

NOTE 2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Working Capital and Supplies

Pursuant to the terms of the management agreement discussed in Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Orlando Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying consolidated balance sheet. As of December 31, 1996 and 1995, $4,707,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott International, Inc. on the accompanying Consolidated Balance Sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. As of December 31, 1996 and 1995, accumulated amortization related to the revaluation of these supplies totaled $762,000.

Revenues and Expenses

Hotel Revenues represents house profit from the Orlando Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando Hotel to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the consolidated statement of operations (see Note 3).

Principles of Consolidation

The consolidated financial statements for the years ended December 31, 1996, 1995 and 1994 include the accounts of the Partnership and the Harbor Beach Partnership (collectively the "Partnerships"). The 49.5% general partnership interest in the Harbor Beach Partnership owned by an unrelated party is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets, less a 10% estimated residual value on the original building cost and land improvements related to the Orlando Hotel:

                Land improvements                           40 to 50 years
                Building and improvements                   40 to 50 years
                Leasehold improvements                            40 years
                Furniture and equipment                      3 to 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership and the Harbor Beach Partnership assess the impairment of their real estate properties based on whether estimated future undiscounted cash flow from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

On June 8, 1994, the Partnership sold approximately two acres of land adjacent to the Orlando Hotel to Marriott Ownership Resorts, Inc. ("MORI"), an affiliate of MII. Proceeds from the transaction, net of selling costs, totaled $1.1 million and were used to pay down principal on the Orlando Mortgage Debt (see
Note 6). This transaction resulted in recognition of $951,000 of gain which is included in Interest and Other Revenues on the Consolidated Statement of Operations for the year ended December 31, 1994.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6) and are amortized over the term thereof. The Orlando Mortgage Debt, which is described in Note 6, was refinanced on October 31, 1995. Deferred financing costs associated with the refinancing of the Orlando Mortgage Debt totaled $2,316,000. Deferred financing costs associated with the restructuring of the Harbor Beach Mortgage Debt (see Note 6) amounted to $350,000. Accumulated amortization of deferred financing costs were $879,000 and $360,000 at December 31, 1996 and 1995, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of base and incentive management fee expense and the expensing of certain costs incurred during construction which have been capitalized in the accompanying financial statements. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the accompanying financial statements amounted to $101,811,000 and $93,026,000 as of December 31, 1996 and 1995, respectively.

New Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have any effect on the consolidated financial statements.


NOTE 3.         HOTEL REVENUES

Hotel Revenues consist of hotel operating results for the Orlando Hotel for the three years ended December 31, 1996 (in thousands):



                                                                                    1996          1995          1994
                                                                                -----------   -----------   -----------
HOTEL SALES
    Rooms.......................................................................$    59,289   $    56,881   $    52,731
    Food and beverage...........................................................     47,852        45,708        40,290
    Other.......................................................................     13,157        11,762        10,447
                                                                                -----------   -----------   -----------
                                                                                    120,298       114,351       103,468
                                                                                -----------   -----------   -----------
HOTEL EXPENSES
    Departmental Direct Costs
       Rooms....................................................................     12,201        11,665        11,337
       Food and beverage........................................................     29,968        28,784        25,828
    Other hotel operating expenses..............................................     27,606        26,651        25,102
                                                                                -----------   -----------   -----------
                                                                                     69,775        67,100        62,267
                                                                                -----------   -----------   -----------

HOTEL REVENUES..................................................................$    50,523   $    47,251   $    41,201
                                                                                ===========   ===========   ===========

NOTE 4.         PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                                                                   1996           1995
                                                                                ----------    -----------

Land and improvements.......................................................... $   31,074    $    30,893
Building and improvements......................................................    152,361        150,861
Leasehold improvements.........................................................     80,841         80,646
Furniture and equipment........................................................     69,846         62,811
                                                                                ----------    -----------
                                                                                   334,122        325,211
Less accumulated depreciation..................................................   (111,631)      (102,753)
                                                                                ----------    -----------
                                                                                $  222,491    $   222,458
                                                                                ==========    ===========

NOTE 5.         ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                              As of December 31, 1996         As of December 31, 1995
                                                            ---------------------------   ------------------------------
                                                                             Estimated                       Estimated
                                                              Carrying         Fair          Carrying           Fair
                                                               Amount         Value           Amount            Value
                                                           --------------   -----------    -------------   -------------
                                                                                     (in thousands)

Mortgage debt..............................................$     230,959    $   233,468    $     239,860   $    248,287

Note payable due to Host Marriott Corporation..............$       2,294    $     2,294    $       6,420   $      6,420

Incentive management fees payable to
   Marriott International, Inc.............................$       2,046    $     2,046    $       3,520   $      2,775

Note payable due to Marriott International, Inc............$       1,893    $     1,847    $       2,379   $      2,379

The estimated fair value of mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Notes payable due to Host Marriott Corporation and Marriott International, Inc. and Incentive management fees payable to Marriott International, Inc. are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6.         DEBT

The Partnerships  have entered into various long-term loan agreements to provide
non-recourse   mortgage  financing  for  the  Hotels.   Combined  mortgage  debt
maturities, at December 31, 1996 are (in thousands):

            1997....................................$        8,523
            1998....................................         7,168
            1999....................................         5,826
            2000....................................       209,442
                                                    --------------
                                                    $      230,959
                                                    ==============

Orlando Mortgage

On January 12, 1993 (the "Closing Date"), the General Partner refinanced the Orlando Hotel mortgage debt (the "Orlando Mortgage Debt"). On the Closing Date, the Partnership paid $29.3 million to the lender which was applied $12.0 million to the outstanding principal balance, $13.5 million to interest due through the Closing Date and $3.8 million to financing costs. The Orlando Mortgage Debt carried a fixed rate of interest of 6.705% and required semi-annual principal amortization totaling $22 million through its maturity on June 16, 1995 (the "Maturity Date"). In 1994, net proceeds of $1.1 million from the sale of land adjacent to the Orlando Hotel (see Note 2) were used to pay down the principal balance.

Pursuant to the terms of the refinancing, Host Marriott provided a guarantee of debt service payments up to $10 million. Payments under the guarantee constituted advances to the Partnership and were to accrue interest at the Morgan Guaranty Trust Company prime rate. As of the Maturity Date, no amounts were outstanding under the guarantee.

On the Maturity Date, the lender granted the Partnership a forbearance on the loan extending it from June 16, 1995 through October 31, 1995. The Partnership paid interest monthly in arrears at a floating rate equal to the applicable Federal Funds rate plus 225 basis points. During the forbearance period, the weighted average interest rate was 7.94%. On October 31, 1995, the Partnership successfully completed a modification and extension of the Orlando Mortgage Debt. The mortgage debt carries a fixed rate of interest of 8.44% and requires semi-annual amortization of principal. The loan matures on June 16, 2000 with unamortized principal of $127.0 million due at that time. No debt service guarantee was provided. As of December 31, 1996 and 1995, the outstanding principal balance was $145,479,000 and $152,979,000, respectively.

The Orlando Mortgage Debt is secured by the Orlando Hotel, the land on which the Orlando Hotel and golf course are located and an assignment of certain operating agreements.

Harbor Beach Mortgage

The original Harbor Beach loan agreement provided $86.6 million for construction of the Harbor Beach Hotel. On June 30, 1986, this debt was refinanced with a major insurance company. The $92 million replacement loan (the "Harbor Beach Mortgage Debt") bore interest at a fixed rate of 9.375% and required payments of interest only through July 1988 and monthly payments of principal and interest in the amount of $765,000 thereafter until maturity on July 1, 1993. Upon maturity, the lender granted the Harbor Beach Partnership a forbearance of the loan for a fee of $165,000. Under the forbearance agreement, the Harbor Beach Partnership continued to pay the lender through March 29, 1994, payments of principal and interest in accordance with the terms of the Harbor Beach Mortgage Debt.

On March 29, 1994 (the "Closing Date"), the Harbor Beach Partnership completed the restructuring of the Harbor Beach Mortgage Debt. The restructured mortgage debt carries a fixed rate of interest of 9.125% (the "Contract Interest Rate") and is payable monthly in arrears. Interest only at the Contract Interest Rate was due and payable for the first twelve payments through and including April 1, 1995. For the period from the Closing Date through April 1, 1995, the difference between the interest only payment and $772,600 (the "Payment Amount") was contributed to an escrow account with the lender to fund capital improvements at the Harbor Beach Hotel. The Payment Amount represents the amount necessary to amortize the outstanding principal balance, as of the Closing Date, over a 22-year effective amortization period. The loan matures on May 1, 2000. The restructured mortgage debt is collateralized by all property and assets of the Harbor Beach Hotel. No debt service guarantee was provided. As of December 31, 1996 and 1995, the outstanding principal balance was $85,480,000 and $86,881,000, respectively.

Orlando Ballroom Loan

During 1990, Host Marriott agreed to provide interim financing of up to $14 million to fund the construction of a new ballroom and exhibition hall at the Orlando Hotel. Construction was completed in February 1990. On December 31, 1990, the interim financing was converted to a permanent loan from Host Marriott with $13.2 million advanced. Interest only, at the Bankers Trust Company prime rate, was payable from the Partnership's cash flow after debt service. On June 16, 1992, in conjunction with the refinancing of the Orlando Mortgage Debt, the Orlando ballroom loan was converted from a term loan to a revolving line of credit with a floating interest rate equal to the Bankers Trust Company prime rate. The weighted average effective interest rate for the years ended December 31, 1996, 1995 and 1994 was 8.3%, 8.8% and 7.1%, respectively (rate as of
December 31, 1996 and 1995 was 8.3% and 8.5%, respectively). As of December 31, 1996 and 1995, the outstanding principal balance was $2,294,000 and $6,420,000, respectively.

Harbor Beach Rooms Renovation Loan

On July 21, 1994, the Harbor Beach Partnership entered into a loan agreement with Marriott International Capital Corporation ("MICC"), a wholly-owned subsidiary of MII, in conjunction with a rooms and suites refurbishment at the Harbor Beach Hotel. The loan provided financing of up to $2.8 million, plus accrued interest through December 31, 1994, to fund costs in excess of funds available in the Harbor Beach Partnership's property improvement fund. This unsecured loan carries a fixed rate of interest of 8%. Accrued interest totalling $64,000 was rolled into the principal balance at December 31, 1994. Payments of principal and interest based upon a five-year amortization period commenced in January 1995. Under the terms of the loan, the debt service payments are included as a deduction in determining the fees paid to the Operating Tenant, as described in Note 8. As of December 31, 1996 and 1995, the outstanding principal balance was $1,893,000 and $2,379,000, respectively. Interest earned by MICC was $171,000 and $211,000 in 1996 and 1995, respectively. No interest was earned in 1994.

NOTE 7.         LEASES

The Harbor Beach Partnership, through an assignment of a lease on January 15, 1982, acquired all rights to a 99-year lease with a 25-year renewal option for the land on which the Harbor Beach Hotel is located. On April 28, 1993, the lessor sold its rights under the lease to an unrelated party. A provision under the sale of the lease provided for the early refund to the Harbor Beach Partnership of the remaining $1,250,000 balance of an initial $2,500,000 security deposit paid to the lessor and a $500,000 payment to facilitate the modification of the lease.

Lease payments are made quarterly in advance in accordance with a lease year that operates from December 1 through November 30. The annual rental for the lease year ended November 1994 was $1,430,000 and increased to $1,560,000 on December 1994 for lease years 1995 through 1999. After lease year 1999, annual rentals for each succeeding five- year period increase by an amount equal to 10% of the previous annual rental.

Minimum annual rentals during the term of the ground lease are (in thousands):


         Year
         ----
         1997.................................................$        1,560
         1998.................................................         1,560
         1999.................................................         1,573
         2000.................................................         1,716
         2001.................................................         1,716
         Thereafter...........................................       312,856
                                                              --------------
         Total Minimum Lease Payments.........................$      320,981
                                                              ==============

NOTE 8.         MANAGEMENT AND OPERATING LEASE AGREEMENTS

The Partnership has entered into a long-term management agreement with the Manager, and the Harbor Beach Partnership has entered into a long-term operating lease with the Operating Tenant. The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. Significant provisions under the agreements are as follows:

Orlando Hotel. The management agreement provides for an initial term of 25 years, commencing with the opening of the Orlando Hotel (March 24, 1986), and five 10-year renewals at the Manager's option. The Manager is paid a base management fee of 3% of gross hotel sales and is also entitled to an incentive management fee equal to 20% of operating profit, as defined, and an additional incentive management fee equal to 30% of the following amount: (i) 80% of operating profit in each fiscal year less (ii) the greater of (a) $25,000,000 or
(b) debt service on the Orlando Mortgage Debt plus $7,000,000. Payment of the incentive management fee is subordinate to debt service and retention of specified amounts of operating profit by the Partnership. Unpaid incentive management fees are deferred without interest and are payable from future operating cash flow, as defined, but are due upon termination of the management agreement only if the termination is the result of a default by the Partnership. Unpaid incentive management fees as of December 31, 1996 and 1995 were $2,046,000 and $3,520,000, respectively.

Under the management agreement, the Manager is required to furnish the Orlando Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by MII or its subsidiaries. In addition, the Hotel participates in MII's Honored Guest Awards Program ("HGA"). The cost of this program is charged to all hotels in the Marriott full-service hotel system based upon the HGA sales at each hotel. The total amount of Chain Services and HGA costs allocated to the Orlando Hotel was $3,588,000, $3,336,000 and $2,825,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

Harbor Beach Hotel. The operating lease provides for an initial 36-year term commencing with the opening of the Harbor Beach Hotel (October 29, 1984), with options to renew for six successive 10-year periods based on certain defined conditions. The annual rental paid to the Harbor Beach Partnership includes the following:

 .    basic  rental:  annual  rental  payable  under the land lease and insurance costs

 .    percentage rental:  determined by multiplying the applicable percentage set annually by the Harbor Beach Partnership by revenues

 .    performance  rental:  first  $9,720,000  of operating  profit of the Harbor
     Beach Hotel, as defined

 .    additional  performance rental: 50% of operating profit of the Harbor Beach
     Hotel, as defined, in excess of $9,720,000

 .    contingent rental: up to 50% of operating profit of the Harbor Beach Hotel, as defined, in excess of $9,720,000 if the aggregate annual rental is otherwise insufficient to cover debt service.

Pursuant to the terms of the Harbor Beach rooms renovation loan (see Note 6), the annual performance rental is adjusted upward by the annual debt service required under the loan. For the five-year period beginning with 1995 and ending in 1999, annual performance rental is increased by $696,557 to $10,416,557. Subsequent to year-end 1999, performance rental will return to $9,720,000.

Percentage rental is intended to cover the cost of utilities, repairs and maintenance, and the required contribution to the property improvement fund (4% for 1994 and 5% for 1995 and thereafter) and is therefore adjusted annually in order to equal the actual applicable costs. Any payments of contingent rental reduce future payments of additional performance rental (subject to limitations) in subsequent years. No contingent rental has been accrued as of December 31, 1996 and 1995.

Rental income under the Harbor Beach Partnership operating lease for the three years ended December 31, 1996 was (in thousands):


                                                                                   1996        1995       1994
                                                                                ---------   ---------   ---------

Basic Rental................................................................... $   1,694   $   1,616   $   1,469
Percentage Rental..............................................................     6,240       5,921       4,978
Performance Rental.............................................................    10,417      10,417       9,720
Additional Performance Rental..................................................     2,960       1,793       1,106
                                                                                ---------   ---------   ---------
                                                                                $  21,311   $  19,747   $  17,273
                                                                                =========   =========   =========

Cost and accumulated depreciation of the rental property were $100,647,000 and $37,279,000 at December 31, 1996, and $99,077,000 and $33,990,000, respectively, at December 31, 1995.

Property Improvement Funds

The management agreement and the operating lease provide for the establishment of a property improvement fund for each of the Hotels. Contributions to the property improvement funds are equal to a percentage of gross sales of each hotel. Pursuant to the terms of the Orlando Mortgage Debt refinancing, contributions to the fund for the Orlando Hotel were 4% through maturity of the refinanced mortgage in June 1995. Contributions increased to 5% subsequent to maturity and will remain at 5% thereafter. Contributions to the fund for the Orlando Hotel totaled $6,015,000 and $5,120,000 for the years ended December 31, 1996 and 1995, respectively. Contributions to the fund for the Harbor Beach Hotel were 5% in 1995 and 1996. Contributions to the fund for the Harbor Beach Hotel totaled $2,729,000 and $2,610,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE 9.         COMPARATIVE LEASED HOTEL OPERATING RESULTS


The Harbor Beach Hotel is a leased property whose income to the Partnership is included in the consolidated statement of operation as rental income. The following is a comparative summary of hotel operating results for the Harbor Beach Hotel for the three years ended December 31, 1996 (in thousands):


                                                                                    1996       1995        1994
                                                                                ---------   ---------   ---------

HOTEL SALES
  Rooms.........................................................................$  30,939   $  28,384   $  24,835
  Food and beverage.............................................................   20,764      19,366      17,037
  Other.........................................................................    5,016       4,857       4,659
                                                                                ---------   ---------   ---------
                                                                                   56,719      52,607      46,531
                                                                                ---------   ---------   ---------

HOTEL EXPENSES
  Departmental Direct Costs
     Rooms......................................................................    5,566       5,332       4,768
     Food and beverage..........................................................   12,664      12,140      10,974
  Other hotel operating expenses................................................   22,151      21,219      19,127
                                                                                ---------   ---------   ---------

HOTEL REVENUES..................................................................$  16,338   $  13,916   $  11,662
                                                                                =========   =========   =========

NOTE 10.        SUBSEQUENT EVENT

On January 14, 1997, MHP Acquisition Corporation (the "Company"), a wholly-owned subsidiary of Host Marriott, completed its tender offer for limited partnership units in the Partnership. The Company purchased approximately 464 units for an aggregate consideration of $37.1 million or $80,000 per unit. Combined with its prior ownership position, Host Marriott now indirectly owns through affiliates, 48% of the Partnership. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved all of the proposed amendments to the partnership agreement that were conditions to the tender offer.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                    (in thousands, except per unit amounts)


                                                                                                Twelve Weeks Ended
                                                                                         --------------------------------
                                                                                            March 28,         March 22,
                                                                                              1997              1996
                                                                                         --------------    --------------

REVENUES
  Hotel..................................................................................$       18,267    $       15,439
  Rental income..........................................................................         9,286             8,539
  Interest...............................................................................            93                63
                                                                                         --------------    --------------

                                                                                                 27,646            24,041
                                                                                         --------------    --------------

OPERATING COSTS AND EXPENSES
  Interest...............................................................................         5,050             5,202
  Incentive management fee...............................................................         2,877             2,387
  Depreciation and amortization..........................................................         2,281             2,693
  Base management fee....................................................................         1,100               985
  Ground rent, property taxes and other..................................................         2,152             2,030
                                                                                         --------------    --------------

                                                                                                 13,460            13,297
                                                                                         --------------    --------------

INCOME BEFORE MINORITY INTEREST..........................................................        14,186            10,744

MINORITY INTEREST........................................................................        (2,757)           (2,285)
                                                                                         --------------    --------------

NET INCOME ..............................................................................$       11,429    $        8,459
                                                                                         ==============    ==============

ALLOCATION OF NET INCOME
  General Partner........................................................................$          114    $           85
  Limited Partners.......................................................................        11,315             8,374
                                                                                         --------------    --------------

                                                                                         $       11,429    $        8,459
                                                                                         ==============    ==============

NET INCOME PER LIMITED PARTNER UNIT (1,000 Units)........................................$       11,315    $        8,374
                                                                                         ==============    ==============










            See Notes to Condensed Consolidated Financial Statements.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                                         March 28,           December 31,
                                                                                           1997                 1996
                                                                                      --------------       ---------------
                                                                                        (Unaudited)
ASSETS

    Property and equipment, net.......................................................$      221,092       $      222,491
    Due from Marriott International, Inc. and affiliates..............................        14,806                9,114
    Minority interest.................................................................         7,884               10,641
    Other assets......................................................................         7,350                5,588
    Cash and cash equivalents.........................................................         9,608                1,607
                                                                                      --------------       --------------

                                                                                      $      260,740       $      249,441
                                                                                      ==============       ==============


LIABILITIES AND PARTNERS' CAPITAL

    Mortgage debt ....................................................................$      230,713       $      230,959
    Note payable and amounts due to Marriott
         International, Inc. and affiliates...........................................         3,925                4,106
    Note payable and amounts due to Host Marriott Corporation.........................         2,295                2,405
    Accounts payable and accrued interest.............................................         1,209                  802
                                                                                      --------------       --------------

         Total Liabilities............................................................       238,142              238,272
                                                                                      --------------       --------------

PARTNERS' CAPITAL
    General Partner...................................................................           335                  221
    Limited Partners..................................................................        22,263               10,948
                                                                                      --------------       --------------

         Total Partners' Capital......................................................        22,598               11,169
                                                                                      --------------       --------------

                                                                                      $      260,740       $      249,441
                                                                                      ==============       ==============


















            See Notes to Condensed Consolidated Financial Statements.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (in thousands)



                                                                                                 Twelve Weeks Ended
                                                                                         --------------------------------
                                                                                           March 28,          March 22,
                                                                                              1997              1996
                                                                                         --------------    --------------
OPERATING ACTIVITIES
  Net income.............................................................................$       11,429    $        8,459
  Noncash items..........................................................................         5,158             5,096
  Changes in operating accounts..........................................................        (5,441)           (4,739)
                                                                                         --------------    --------------

     Cash provided by operations.........................................................        11,146             8,816
                                                                                         --------------    --------------

INVESTING ACTIVITIES
  Changes in property improvement funds and capital reserve escrow.......................        (1,850)           (1,893)
  Additions to property and equipment....................................................          (882)             (605)
                                                                                         --------------    --------------

     Cash used in investing activities...................................................        (2,732)           (2,498)
                                                                                         --------------    --------------

FINANCING ACTIVITIES
  Principal repayments of mortgage debt..................................................          (246)             (225)
  Repayments to Marriott International, Inc. and affiliates..............................          (167)             (118)
  Payment of financing costs.............................................................            --               (14)
                                                                                         --------------    --------------

     Cash used in financing activities...................................................          (413)             (357)
                                                                                         --------------    --------------

INCREASE IN CASH AND CASH EQUIVALENTS....................................................         8,001             5,961

CASH AND CASH EQUIVALENTS at beginning of period.........................................         1,607             3,550
                                                                                         --------------    --------------

CASH AND CASH EQUIVALENTS at end of period...............................................$        9,608    $        9,511
                                                                                         ==============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest..............................................$        4,538    $        4,751
                                                                                         ==============    ==============


















            See Notes to Condensed Consolidated Financial Statements.

          MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. The accompanying condensed consolidated financial statements have been prepared by Marriott Hotel Properties Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1996.

      In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 28, 1997, and December 31, 1996, and the results of operations and cash flows for the twelve weeks ended March 28, 1997 and March 22, 1996. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

      The Partnership owns Marriott's Orlando World Center and a 50.5% interest in a partnership owning Marriott's Harbor Beach Resort (the "Harbor Beach Partnership"), whose financial statements are consolidated herein. The remaining 49.5% general partnership interest in the Harbor Beach Partnership is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

      For financial reporting purposes, net income of the Partnership are allocated 99% to the limited partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the deduction of certain costs incurred during construction which have been capitalized in the accompanying condensed consolidated financial statements.

2. Hotel revenues represent house profit from the Orlando Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

      Hotel revenues consist of hotel operating results for the Orlando Hotel for the twelve weeks ended (in thousands):

                                                                                     March 28,          March 22,
                                                                                       1997               1996
                                                                                 ---------------    ---------------
      HOTEL SALES
          Rooms..................................................................$        18,493    $        16,450
          Food and beverage......................................................         14,584             12,684
          Other..................................................................          3,606              3,713
                                                                                 ---------------    ---------------
                                                                                          36,683             32,847
                                                                                 ---------------    ---------------
      HOTEL EXPENSES
          Departmental Direct Costs
             Rooms...............................................................          3,072              3,148
             Food and beverage...................................................          8,290              7,590
          Other hotel operating expenses.........................................          7,054              6,670
                                                                                 ---------------    ---------------
                                                                                          18,416             17,408
                                                                                 ---------------    ---------------

      HOTEL REVENUES.............................................................$        18,267    $        15,439
                                                                                 ===============    ===============

3. Rental Income under the Harbor Beach Partnership operating lease for the twelve weeks ended was (in thousands):

                                                                                     March 28,          March 22,
                                                                                       1997               1996
                                                                                ----------------    ---------------
      Basic Rental..............................................................$            362    $           373
      Percentage Rental.........................................................           1,964              1,831
      Performance Rental........................................................           6,960              6,335
      Additional Performance Rental.............................................               -                  -
                                                                                ----------------    ---------------
                                                                                $          9,286    $         8,539
                                                                                ================    ===============

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


The Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company reflect the following transactions for the twelve weeks ended March 28, 1997 and the fiscal year ended January 3, 1997, as if such transactions had been completed on December 30, 1995:

* 1997 acquisition of a controlling interest in the Marriott Hotel Properties Limited Partnership ("MHP")
* 1997 acquisition of The Ritz-Carlton Marina del Rey and a controlling interest in the Oklahoma City Waterford
* 1996 acquisition of six full-service properties, the purchase of controlling interests in an additional 17 full-service properties and the purchase of the mortgage note secured by the New York Marriott Financial Center Hotel
*    December 1996 Convertible Preferred Securities Offering (as defined below)
* December 1996 repayment of the $109 million mortgage note secured by the Philadelphia Marriott Hotel
* March 1997 assumption of $90 million mortgage note secured by the Philadelphia Marriott Hotel
* March 1997 purchase of the $230 million in outstanding bonds secured by the San Francisco Marriott Hotel
*    1996 sale/leaseback of 16 Courtyard properties
*    1996 sale/leaseback of 18 Residence Inns

The Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company has not been presented as no material acquisitions or other transactions have occurred subsequent to March 28, 1997.

During 1997, the Company acquired a controlling interest in MHP which owns the Marriott Orlando World Center Hotel and a controlling interest in the Marriott Harbor Beach Resort. The Company also acquired The Ritz-Carlton, Marina del Rey and a controlling interest in the partnership which owns the Oklahoma City Waterford. The Company also obtained a new $90 million mortgage note secured by the Philadelphia Marriott Hotel and purchased $230 million of outstanding bonds secured by the San Francisco Marriott Hotel.

During 1996, the Company acquired six full-service hotel properties and a controlling interest in 17 additional full-service hotel properties, and purchased the mortgage note secured by the New York Marriott Financial Center Hotel. Also during 1996, the Company sold and leased back 16 Courtyard properties and 18 Residence Inns. The Company completed the issuance of 11 million shares of Company-Obligated, Mandatorily-Redeemable Convertible Preferred Securities of a Subsidiary Trust for net proceeds of $530 million on December 2, 1996 (the "December 1996 Convertible Preferred Securities Offering"). The Company also repaid a mortgage note secured by the Philadelphia Marriott Hotel in December 1996.

The Pro Forma Condensed Consolidated Financial Data of the Company are unaudited and presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The Pro Forma Condensed Consolidated Financial Data and Notes thereto should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included on Form 10-K for the fiscal year ended January 3, 1997.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Twelve Weeks Ended March 28, 1997
                    (in millions, except per share amounts)


                                               MHP
                                           Acquisition       Other       Pro
                             Historical    Adjustments    Adjustments    Forma
                             -----------  -------------  -------------  -------

Revenues
 Hotels....................      $  248      $    2 (A)  $     1 (C)     $  251
 Other.....................           4          --           --              4
                                 ------      ------       ------         ------
                                    252           2            1            255
                                 ------      ------       ------         ------
Operating costs and expenses
 Hotels....................         151           1 (A)        1 (C)        153
 Other.....................          10          --           --             10
                                 ------      ------       ------         ------
                                    161           1            1            163
                                 ------      ------       ------         ------
Operating profit...........          91           1           --             92
Minority interest..........         (11)         --           --            (11)
Corporate expenses.........          (9)         --           --             (9)
Interest expense...........         (63)         (1)(A)       (2)(E)        (61)
                                                               5 (F)
Dividends on Convertible
  Preferred Securities
  of a subsidiary trust....          (9)         --           --             (9)
Interest income............          12          --           (2) (F)        10
                                 ------      ------       ------         ------
Income before income
  taxes and extraordinary
  item.....................          11          --            1             12
Provision for
 income taxes..............          (5)         --           --             (5)
                                 ------      ------       ------         ------
Income before extraordinary
 item......................      $    6      $   --       $    1         $    7
                                 ======      ======       ======         ======
Income per common share
 before extraordinary
 item.......................     $  .03                                  $  .03
                                 ======                                  ======
Weighted average shares
 outstanding...............       202.3                                   202.3
                                 ======                                  ======




    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended January 3, 1997
                    (in millions, except per share amounts)


                                              MHP
                                           Acquisition      Other        Pro
                             Historical    Adjustments    Adjustments   Forma
                             -----------  -------------  -------------  -------

Revenues
 Hotels....................      $  717   $   72 (A)     $   112 (B)    $  928
                                                              27 (C)
  Other.....................         15       --              (1)(B)        14
                                 ------   ------         -------        ------
                                    732       72             138           942
                                 ------   ------         -------        ------
Operating costs and expenses
 Hotels....................         461       29 (A)          52 (B)       563
                                                              14 (C)
                                                               7 (H)
 Other.....................          38       --              --            38
                                 ------   ------         -------        ------
                                    499       29              73           601
                                 ------   ------         -------        ------
Operating profit...........         233       43              65           341
Minority interest..........          (6)     (13)(A)          (4)(B)       (23)
Corporate expenses.........         (43)      --              --           (43)
Interest expense...........        (237)     (22)(A)         (22)(B)      (259)
                                                               7 (D)
                                                              (8)(E)
                                                              23 (F)
Dividends on convertible
 preferred securities of
 a subsidiary trust........          (3)      --             (34)(G)       (37)
Interest income............          48        1 (A)         (12)(B)        26
                                                             (11)(F)
                                 ------   ------         -------        ------
Income (loss) before
  income taxes.............          (8)       9               4             5
Benefit (provision) for
 income taxes..............          (5)      (4)(I)          (2)(I)       (11)
                                 ------   ------         -------        ------
Net income (loss)..........      $  (13)  $    5         $     2        $   (6)
                                 ======   ======         =======        ======
Loss per common
  share....................      $ (.07)                                $ (.03)
                                 ======                                 ======
Weighted average shares
 outstanding...............       188.7                                  188.7
                                 ======                                 ======


    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 FINANCIAL DATA

A. Represents the adjustment to record the revenue, operating expenses, interest expense, minority interest and interest income for the acquisition of a controlling interest in MHP, as if the acquisition occurred at the beginning of the applicable period.

B. Represents the adjustment to record revenue, operating expenses, secured debt interest expense and to reduce interest income for the 1996 acquisition of six full-service properties, the purchase of controlling interests in an additional 17 full-service properties and the purchase of the mortgage note secured by the New York Marriott Financial Center Hotel, as if they were added on December 30, 1995.

C. Represents the adjustment to record the revenue, operating costs and secured debt interest expense for the 1997 acquisition of one full-service property and the purchase of a controlling interest in one full-service property.

D. Represents the adjustment to reduce interest expense for the fourth quarter 1996 repayment of a mortgage note secured by the Philadelphia Marriott Hotel.

E. Represents the adjustment to record interest expense for the $90 million mortgage loan (interest rate of 8.49%) obtained for the Philadelphia Marriott Hotel in the first quarter of 1997.

F. Represents the adjustment to reduce interest expense and interest income for the first quarter 1997 purchase of the $230 million of outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel.

G. Represents the adjustment to record the quarterly dividend payments for the December 1996 Convertible Preferred Securities Offering, as if the offering had taken place on December 30, 1995.

H. Represents the net adjustment to eliminate the depreciation expense of $3 million and record the incremental lease expense of $10 million for the 1996 sale/leaseback of the 16 Courtyard properties and 18 Residence Inns.

I. Represents the income tax impact of pro forma adjustments at statutory rates.